EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Microtek Medical Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-85668, No. 33-93526, No. 33-93528, No. 333-11407, No. 333-36049, No. 333-70033, No. 333-81605, No. 333-81637 and No. 333-89696) on Form S-8 of Microtek Medical Holdings, Inc. and subsidiaries of our report dated February 20, 2004, with respect to the consolidated balance sheet of Microtek Medical Holdings, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Microtek Medical Holdings, Inc. Our report refers to the fact that effective January 1, 2002, the Company changed its method of accounting for goodwill.

/s/ KPMG LLP

Jackson, Mississippi

March 12, 2004